                                        Exhibit 12 to Motorola, Inc.'s Form 10-K
                                            for the year ended December 31, 2000


                                 MOTOROLA, INC.
                              FIXED CHARGES RATIO
                                    Q4 2000


                                         YEARS ENDED DECEMBER 31,
                           -----------------------------------------------------
(In Millions)               2000       1999        1998        1997       1996
                           -------    -------     -------     -------    -------
Pretax income (loss)(1)    $ 2,328    $ 1,434     $(1,230)    $ 1,814    $ 1,626

Capitalized interest       $   (18)   $     0     $     0     $     0    $     0

Fixed charges
  (as calculated below)    $   806    $   169     $   460     $   342    $   388
                           -------    -------     -------     -------    -------
Earnings (2)               $ 3,116    $ 1,603     $  (770)    $ 2,156    $ 2,014
                           =======    =======     =======     =======    =======
FIXED CHARGES:

Interest expense           $   680    $   399 (3) $   348     $   234    $   290

Rent expense interest
   factor                  $   126    $   169     $   112     $   108    $    98
                           -------    -------     -------     -------    -------
Total fixed charges (2)    $   806    $   169     $   460     $   342    $   388
                           =======    =======     =======     =======    =======
RATIO OF EARNINGS TO
   FIXED CHARGES               3.9        3.5          -- (4)     6.3        5.2
                           =======    =======     =======     =======    =======


(1)      After adjustments required by Item 503 (d) of SEC Regulation S-K.

(2)      As defined in Item 503 (d) of SEC Regulation S-K.

(3) The Company was a guarantor of Iridium's $750 million guaranteed credit agreement. On November 15, 1999, the Company satisfied its guarantee obligations under this agreement by paying approximately $743 million to the banks providing loans under the agreement. Included with this payment was approximately $3 million in interest charges which have been aggregated in the 1999 total interest expense used for the calculation of total fixed charges.

(4) Earnings were inadequate for the year ended December 31, 1998, by $1.2 billion to cover fixed charges.